                                                  								  EXHIBIT 11
               			  FEDERAL PAPER BOARD COMPANY, INC.
         		  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                       				   (Unaudited)


                                  					    For the Twelve Weeks Ended
                                   					     Restated
                                   					     March 26,   March 27,
In thousands, except per share amounts        1994       1993
 share amounts
Assuming No Dilution:
Net Income (Loss)                              $(3,300)   $ 9,100
(Deduct) Dividends on
   Convertible Preferred Stock                  (1,525)    (1,526)
Net Income (Loss) Available to
   Common Shares                               $(4,825)   $ 7,574

Actual Weighted Average Number of
   Common Shares Outstanding                    42,174     41,958

Earnings (Loss) Per Common Share
   Assuming No Dilution                          $(.11)      $.18

Assuming Full Dilution:
Net Income (Loss)                              $(3,300)   $ 9,100
(Deduct) Dividends on
   Convertible Preferred Stock                  (1,525)    (1,509)
Net Income (Loss) Applicable to Common
   Shares, Common Equivalent Shares
     and Dilutive Securities                   $(4,825)   $ 7,591

Shares:
Adjusted Weighted Average Number of
   Common Shares Outstanding                    42,174     41,959
Dilutive Common Equivalent Shares
   Issuable Under Stock Option Plans                (a)       264
Common Shares Issuable Upon Conversion
   of $1.20 Convertible Preferred Stock             (a)       304
Common Shares Issuable Upon Conversion
   of $2.875 Convertible Preferred Stock            (a)        (a)
Weighted Average Number of Common and
   Diluted Common Equivalent Shares
      and Dilutive Securities                   42,174     42,527

Earnings (Loss) Per Common Share
   Assuming Full Dilution                        $(.11)      $.18

                                               								   EXHIBIT 11
                                                								  (Continued)
                			  FEDERAL PAPER BOARD COMPANY, INC.
            		  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                           				   (Unaudited)


                                 					   For the Twelve Weeks Ended
                                   					     Restated
                                   					     March 26,   March 27,
In thousands, except per                       1994       1993
   share amounts
Primary Earnings Per Share (b):
Shares:
  Weighted Average Number of Common
    Shares Outstanding                          42,174     41,958
  Dilutive Common Equivalent Shares
  Issuable Under Stock Option Plans                 (a)       237
  Weighted Average Number of Common
    and Dilutive Common Equivalent Shares       42,174     42,195
Primary Earnings (Loss) Per Common Share
  Assuming No Dilution from Common
    Equivalent Shares                            $(.11)      $.18

(a)  Antidilutive issue.

(b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings (loss) applicable to common shares are the same as in the calculation assuming no dilution.

                                 				    -14-